Exhibit 10.2

FIRST AMENDMENT TO
CHANGE IN CONTROL
TERMINATION BENEFITS AGREEMENT

THIS FIRST AMENDMENT TO CHANGE IN CONTROL TERMINATION BENEFITS AGREEMENT (“First Amendment”) is entered into by and between Endeavour International Corporation, a Nevada corporation (the “Company”), and James Emme (the “Executive”) as of this 1st day of January, 2014.

WHEREAS, the Company and the Executive have heretofore entered into that certain Change in Control Termination Benefits Agreement dated as of January 20, 2010 (the “Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Agreement in certain respects;

NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and the Executive hereby agree that the Agreement shall be amended as hereafter provided, effective as of January 1, 2014 (the “Effective Date”):

1. Section 1 of the Agreement shall be deleted and the following shall be substituted therefor:

“1. Change in Control. For purposes of the Agreement a “Change in Control” shall mean:

(a) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, (i) the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event or (ii) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

(b) the dissolution or liquidation of the Company;

(c) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of 30% or more of the combined voting power of the outstanding securities of the Company;

(d) individuals who, as of the day immediately preceding the Effective Date of the First Amendment, constitute members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, entity or group other than the Board; or

(e) any other event that a majority of the Board, in its sole discretion, shall determine constitutes a Change in Control hereunder.

For purposes of the preceding sentence, (A) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (B) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.”

2. Section 5 of the Agreement shall be deleted and the following shall be substituted therefor:

“5. Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and its affiliates will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 5 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.”

3. Except as expressly modified by this First Amendment, the terms of the Agreement shall remain in full force and effect and are hereby confirmed and ratified.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment as of the date first set forth above.

“COMPANY”

ENDEAVOUR INTERNATIONAL CORPORATION

By: /s/ William L. Transier
Name: William L. Transier
Title: Chairman, CEO and President

“EXECUTIVE”

/s/ James J. Emme

Name: James J. Emme

Date: 12/19/2013